Exhibit 99.1

ContraVir Pharmaceuticals Reports Progress in Phase 1/2A Trial of CRV431

EDISON, N.J., July 23, 2018 - ContraVir Pharmaceuticals, Inc. (NASDAQ:CTRV), a biopharmaceutical company focused on the development and commercialization of therapeutic drugs for the treatment of hepatitis B virus (HBV), announced today that it has completed dosing of the first cohort in Part 1 of the Phase 1/2A trial of CRV431.  Preliminary data from the first completed cohort suggest that CRV431 is safe and well-tolerated. The pharmacokinetic (PK) profile following oral dosing indicates that systemic exposures of CRV431 are in-line with anticipated exposures from completed pre-clinical studies.

“Initial data from the first dosing cohort in Part 1 of the Phase 1/2A trial of CRV431 was encouraging, with results indicating the drug is safe and yields a pharmacokinetic profile suggesting favorable oral bioavailability,” said James Sapirstein, Chief Executive Officer of ContraVir. “While early, these results  give us confidence as we continue to advance and accelerate the development efforts for CRV431 with the goal of delivering an all-oral combination treatment for the functional cure of hepatitis B virus. CRV431 belongs to a novel class of host-targeting compounds that, to date, have not been used clinically to treat HBV infections and we are excited to further explore its potential in the clinic.”

The Phase 1/2A trial of CRV431 is designed as a randomized, partially-blinded, placebo-controlled study consisting of three parts.  Part 1 of the study is intended to assess the safety, tolerability, and PK profile of CRV431 when administrated as a single oral dose in healthy volunteers.  Part 2 of the clinical trial will consist of a single dose of CRV431, in combination with standard-of-care tenofovir disoproxil fumarate (marketed by Gilead as Viread®,TDF) to determine the  safety, tolerability and PK.  Part 3 of the study will assess the safety, tolerability, PK and antiviral efficacy of CRV431 in stable HBV patients currently receiving a daily regimen of TDF.

About CRV431

CRV431 is a non-immunosuppressive analog of cyclosporine A (CsA) whose primary biochemical action is inhibition of cyclophilin isomerase activity, playing a key role in protein folding. Other viruses such as HIV-1 and HCV, similarly use cyclophilin for their replication. In pre-clinical studies, CRV431 has shown potential in experimental models to complement current hepatitis B treatments by reducing multiple markers of infection including HBV DNA, HBsAg,  HBeAg, and HBV uptake by cells. Studies have also demonstrated that CRV431 reduces the progression of fibrosis in an animal model and also reduces both the number and size of liver tumors in a hepatocellular carcinoma (HCC) model.  CRV431 is currently the subject of a Phase 1 clinical trial testing clinical safety and efficacy in healthy volunteers and HBV patients.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative oral therapy for hepatitis B virus (HBV). The company is developing two novel anti-HBV compounds with complementary mechanisms of action. TXL™, a direct acting antiviral (DAA) nucleotide analog lipid prodrug of tenofovir (TFV), is designed to deliver higher hepatic intracellular concentrations of the active tenofovir species (tenofovir diphosphate) while reducing concentrations of tenofovir outside the liver, causing fewer off-target toxicities and side-effects. CRV431, the other anti-HBV compound, is a host-targeting antiviral (HTA) next-generation cyclophilin inhibitor with a novel chemical structure that optimizes the selective index against HBV. In vitro and in vivo studies have thus far demonstrated that CRV431 reduces HBV DNA and other viral proteins, including surface antigen (HBsAg), while offering additional benefits to mitigate liver disease.

For more information visit www.contravir.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-KT for the year ended December 31, 2017 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Sharen Pyatetskaya
Director of Investor Relations
sp@contravir.com; +1 (732) 902-4028